UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934


                              (Amendment No. ____ )


                        GRANITE BROADCASTING CORPORATION
                        --------------------------------
                                (Name of Issuer)



               Common Stock (nonvoting), par value $.01 per share
               --------------------------------------------------
                         (Title of Class of Securities)



                                   387241102
                                 --------------
                                 (CUSIP Number)



                                November 2, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]   Rule 13d-1(b)

                           [X]   Rule 13d-1(c)

                           [ ]  Rule 13d-1(d)

--------------------------------------------------------------------------------
                                       13G

CUSIP No.         387241102                                   Page 2 of 12 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY, INC.                      14-1682529
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [ ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
      REPORTING         ------- ------------------------------------------------
        PERSON          ------- ------------------------------------------------
         WITH             7     SOLE DISPOSITIVE POWER



                                2,500,000
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER


                                0
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          2,500,000
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          11.94%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON



          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.          387241102                                  Page 3 of 12 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY HOLDING, INC.             13-3448662
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [ ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
      REPORTING         ------- ------------------------------------------------
        PERSON          ------- ------------------------------------------------
         WITH             7     SOLE DISPOSITIVE POWER



                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER



                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY HOLDING, INC.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON


          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      13G
CUSIP No.          387241102                                  Page 4 of 12 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC COMPANY                                    14-0689340
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [ ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
      REPORTING         ------- ------------------------------------------------
        PERSON          ------- ------------------------------------------------
         WITH             7     SOLE DISPOSITIVE POWER



                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER



                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY
          GENERAL ELECTRIC COMPANY.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                                   Page 5 of 12 Pages
--------------------------------------------------------------------------------


Item 1(a)         Name of Issuer:

                  Granite Broadcasting Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  767 Third Avenue - 34th Floor
                  New York, New York 10017

Item 2(a)         Name of Person Filing:

                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH") General Electric Company ("GE")

                  NBC is a wholly-owned subsidiary of NBCH, which is in turn a wholly-owned subsidiary of GE.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  NBC:     30 Rockefeller Plaza, New York, NY  10112
                  NBCH:    30 Rockefeller Plaza, New York, NY  10112
                  GE:      3135 Easton Turnpike, Fairfield, CT  06431

Item 2(c)         Citizenship:

                  NBC:     Delaware corporation
                  NBCH:    Delaware corporation
                  GE:      New York corporation

Item 2(d)         Title of Class of Securities:

                  Common Stock (nonvoting), par value $.01 per share

Item 2(e)         CUSIP Number:

                  387241102

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                                   Page 6 of 12 Pages
--------------------------------------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), or 13d-1(c) check whether the person filing is a:

          Not applicable

Item 4    Ownership:

          (a)-(c) The response of NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

          Each of NBCH and GE hereby disclaim beneficial ownership of the Common Stock of the Issuer owned by NBC.

Item 5    Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification:

          Not applicable.

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                                   Page 7 of 12 Pages
--------------------------------------------------------------------------------



Signature: After reasonable inquiry and to the best of my knowledge and belief, --------- I certify that the information set forth in this statement is true, complete and correct.

          Date:  February 13, 2001

                                            NATIONAL BROADCASTING COMPANY, INC.


                                            By: /s/   Elizabeth A. Newell
                                                -------------------------------
                                                Elizabeth A. Newell
                                                Assistant Secretary

--------------------------------------------------------------------------------
                                       13G
CUSIP No.387241102                                            Page 8 of 12 Pages
--------------------------------------------------------------------------------


Signature: After reasonable inquiry and to the best of my knowledge and belief, --------- I certify that the information set forth in this statement is true, complete and correct.
           Date:  February 13, 2001

                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                     By: /s/ Elizabeth A. Newell
                                         -----------------------
                                         Elizabeth A. Newell
                                         Assistant Secretary

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                              Page 9 of 12 Pages
--------------------------------------------------------------------------------


Signature: After reasonable inquiry and to the best of my knowledge and belief, --------- I certify that the information set forth in this statement is true, complete and correct.

            Date:  February 13, 2001

                                            GENERAL ELECTRIC COMPANY


                                            By:   /s/   Robert E. Healing
                                                -------------------------------
                                                Robert E. Healing
                                                Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No. 387241102                                          Page 10 of 12 Pages
--------------------------------------------------------------------------------


                                  EXHIBIT LIST

EXHIBIT NO.                          TITLE                              PAGE NO.
-----------                          -----                              --------

   A                   Joint Filing Agreement dated February 13,           11
                       2001, among GE, NBCH, and NBC.

   B                   Power of Attorney of GE                             12

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                                  Page 11 of 12 Pages
--------------------------------------------------------------------------------


                             JOINT FILING AGREEMENT

          This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by National Broadcasting Company, Inc. ("NBC") with respect to the Common Stock of Granite Broadcasting Corporation. Further, each of the undersigned agrees that NBC, by its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G relating to Granite Broadcasting Corporation which may be necessary or appropriate from time to time.

Date:  February 13, 2001


                                GENERAL ELECTRIC COMPANY

                            By: /s/ Robert E. Healing
                                ----------------------------
                                Robert E. Healing
                                Attorney-in-Fact


                                NATIONAL BROADCASTING COMPANY
                                HOLDING, INC.

                            By: /s/ Elizabeth A. Newell
                                ----------------------------
                                Elizabeth A. Newell
                                Assistant Secretary


                                NATIONAL BROADCASTING COMPANY, INC.

                            By: /s/ Elizabeth A. Newell
                                ----------------------------
                                Elizabeth A. Newell
                                Assistant Secretary

--------------------------------------------------------------------------------
                                       13G
CUSIP No.         387241102                                  Page 12 of 12 Pages
--------------------------------------------------------------------------------


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that General Electric Company ("GE") constitutes and appoints each of the Corporate Counsel, Associate Corporate Counsel, and Associate Securities Counsel as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and on behalf of GE and in GE's respective name, place and stead, in any and all capacities, to sign any Statements on Schedule 13D, Schedule 13G, Schedule 14D, Form 3, Form 4 or Form 5 under the Securities Exchange Act of 1934, and any and all amendments to any thereof, and other documents in connection therewith (including, without limitation, any joint filing agreement with respect to any Statement on Schedule 13D, Schedule 13G or 14D or amendment thereto) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as GE might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  February 8, 1999

                                              GENERAL ELECTRIC COMPANY



                                              By: /s/ B. W. Heineman, Jr.
                                                 ---------------------------
                                                 Name:   B. W. Heineman, Jr.
                                                 Title:  Senior Vice President,
                                                         General Counsel and
                                                         Secretary